Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Gamida Cell Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Feeds to be Paid	Equity	Ordinary Shares, NIS 0.01 per share	Rule 457(c)	14,868,724	$1.42	$21,113,588	0.0001102	$2,326.72
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—				—	—	—	—
	Total Offering Amounts							$2,326.72
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,326.72

(1)	Represents ordinary shares of Gamida Cell Ltd. (the “Registrant”) to be offered for resale by the selling shareholder named in the Registration Statement. Consists of up to 14,868,724 ordinary shares issuable upon the exchange of, or in satisfaction of, any principal amortization payment, interest, make-whole premium equal to all accrued and unpaid and remaining coupons due through December 12, 2024 or prepayment premium payable pursuant to the terms of the first lien secured note held by the selling shareholder.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s ordinary shares as reported on The Nasdaq Global Market on January 9, 2023.